UNITY HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL REPORT DECEMBER 31, 2004

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders' equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-26

MAULDIN & JENKINS

Certified Public Accountants, LLC

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors

Unity Holdings, Inc.

Cartersville, Georgia

We have audited the accompanying consolidated balance sheets of Unity Holdings, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Holdings, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

 MAULDING & JENKINS, LLC

Birmingham, Alabama

February 11, 2005
UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	2004	2003
Assets
Cash and due from banks	$2,817,241	$2,897,644
Interest-bearing deposits in banks	132,253	59,240
Federal funds sold	3,668,000	-
Securities available-for-sale	13,781,608	10,981,471
Restricted equity securities, at cost	1,705,809	1,300,109
Loans	167,332,895	138,256,760
Less allowance for loan losses	2,258,994	1,866,467
Loans, net	165,073,901	136,390,293
Premises and equipment	8,090,849	4,992,774
Other assets	4,191,094	3,227,379
TOTAL ASSETS	$199,460,755	$159,848,910

Liabilities, Redeemable Common Stock and Stockholders' Equity
Deposits
Noninterest-bearing	$12,900,310	$11,128,470
Interest-bearing	148,509,303	118,341,677
Total deposits	161,409,613	129,470,147
Fed Funds Purchased	-	2,100,000
Other Borrowings	19,150,000	11,009,000
Guaranteed subordinated debentures	3,093,000	3,093,000
Other liabilities	843,220	890,195
TOTAL LIABILITIES	184,495,833	146,562,342

Commitments and contingencies (Note 12)

Redeemable common stock held by KSOP	81,960	73,764

Stockholders' equity
Preferred stock, par value $.01; 10,000,000 shares
authorized; none issued
Common stock, par value $.01; 10,000,000 shares authorized;
1,013,510 issued and outstanding	10,135	10,135
Capital surplus	10,837,431	10,837,431
Retained earnings	3,958,780	2,356,489
Accumulated other comprehensive income	76,616	8,749
Total stockholders' equity	14,882,962	13,212,804
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK
AND STOCKHOLDERS' EQUITY	$199,460,755	$159,848,910

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS , INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income
Loans	$10,320,508	$8,832,836
Taxable securities	339,243	401,788
Nontaxable securities	255,753	193,606
Federal funds sold	30,770	18,539
Interest-bearing deposits in banks	2,821	2,623
Total interest income	10,949,095	9,449,392

Interest expense
Deposits	3,432,255	3,295,967
Borrowings	497,876	177,699
Total interest expense	3,930,131	3,473,666

Net interest income	7,018,964	5,975,726
Provision for loan losses	732,380	495,306
Net interest income after provision for loan losses	6,286,584	5,480,420

Other income
Service charges on deposit accounts	709,702	640,294
Mortgage loan fees	287,952	358,897
Gain on sale of securities available-for-sale	-	27,066
Other operating income	92,527	43,438
Total other income	1,090,181	1,069,695

Other expenses
Salaries and employee benefits	2,554,721	2,319,807
Equipment and occupancy expenses	689,361	641,189
Other operating expenses	1,749,308	1,553,714
Total other expenses	4,993,390	4,514,710

Income before income taxes	2,383,375	2,035,405
Income tax expense	772,888	672,610
NET INCOME	$1,610,487	$1,362,795

Basic earnings per share	$1.59	$1.35
Diluted earnings per share	$1.45	$1.24

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Net income	$1,610,487	$1,362,795

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale:

Unrealized holding gains (losses) on securities arising during period,
net of tax (benefit) of $39,075 and (53,043), respectively	67,867	(106,150)

Reclassification adjustment for gains realized in net income,
net of tax of $0 and $10,285, respectively	-	(16,781)

Other comprehensive income (loss)	67,867	(122,931)

Comprehensive income	$1,678,354	$1,239,864

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004 AND 2003

					Accumulated
					Other	Total
	Common Stock		Capital	Retained	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Earnings	Income	Equity

Balance, December 31, 2002	$1,009,910	$10,099	$10,800,267	$1,001,889	$131,680	$11,943,935
Net income	-	-	-	1,362,795	-	1,362,795
Exercise of stock options	3,600	36	37,164	-	-	37,200
Adjustment for shares owned
by KSOP	-	-	-	(8,195)	-	(8,195)
Other comprehensive income	-	-	-	-	(122,931)	(122,931)
Balance, December 31, 2003	1,013,510	10,135	10,837,431	2,356,489	8,749	13,212,804
Net income	-	-	-	1,610,487	-	1,610,487
Exercise of stock options	-	-	-	-	-	-
Adjustment for shares owned
by KSOP	-	-	-	(8,196)	-	(8,196)
Other comprehensive income	-	-	-	-	67,867	67,867
Balance, December 31, 2004	$1,013,510	$10,135	$10,837,431	$3,958,780	$76,616	$14,882,962

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited)
	2004	2003
OPERATING ACTIVITIES
Net income	$1,610,487	$1,362,795
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	307,264	304,002
Provision for loan losses	732,380	495,306
Deferred income taxes	(114,140)	(168,816)
Gain on sale of securities available-for-sale	-	(27,066)
Increase in interest receivable	(175,513)	(169,188)
Decrease in interest payable	(76,924)	(70,395)
Net other operating activities	404,857	97,975
Net cash provided by operating activities	2,688,411	1,824,613

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	(73,013)	253,212
Purchases of securities available-for-sale	(5,499,848)	(10,792,257)
Proceeds from sales of securities available-for-sale	-	4,380,527
Proceeds from maturities\calls of securities available-for-sale	2,582,240	7,788,363
Redemption of restricted equity-based securities	702,500	-
Purchases of restricted equity securities	(1,108,200)	(599,700)
Net (increase) decrease in federal funds sold	(3,668,000)	561,000
Net increase in loans	(29,079,620)	(31,466,540)
Purchase of cash surrender value life insurance	(1,200,000)	-
Purchase of premises and equipment	(3,405,339)	(194,624)
Net cash used in investing activities	(40,749,280)	(30,070,019)

FINANCING ACTIVITIES
Net increase in deposits	31,939,466	11,498,894
Net increase (decrease) in Fed funds purchased	(2,100,000)	2,100,000
Proceeds from other borrowings	13,000,000	11,009,000
Repayments of other borrowings	(4,859,000)	-
Proceeds from issue of guaranteed subordinated debentures, net	-	2,923,250
Proceeds from exercise of stock options	-	37,200
Net cash provided by financing activities	37,980,466	27,568,344

Net (decrease) in cash and due from banks	(80,403)	(677,062)
Cash and due from banks at beginning of period	2,897,644	3,574,706
Cash and due from banks at end of period	$2,817,241	$2,897,644

SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest	$4,007,055	$3,544,061
Income taxes	$954,529	$978,274

NONCASH TRANSACTIONS
Loans transferred to other real estate owned	$787,845	$963,435

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Unity Holdings, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Unity National Bank (the "Bank"). The Bank is a commercial bank located in Cartersville, Bartow County, Georgia with branches in Adairsville, Bartow County, Georgia and Rome, Floyd County, Georgia and a mortgage loan production office in Calhoun, Gordon County, Georgia. The Bank provides a full range of banking services in its primary market area of Bartow County and the surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets, valuation of foreclosed assets and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed assets, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, federal funds purchased and repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $594,000 and $441,000 at December 31, 2004 and 2003, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Estimated useful lives for premises and equipment are three years to forty years.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had $247,383 and $747,157 of other real estate owned at December 31, 2004 and 2003, respectively.

Stock Compensation Plans

At December 31, 2004, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.
	Years Ended December 31,
	2004	2003

Net income, as reported	$1,610,487	$1,362,795
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	(53,969)	(57,887)
Pro forma net income	$1,556,518	$1,304,908
Earnings per share:
Basic - as reported	$1.59	$1.35
Basic - pro forma	$1.54	$1.29
Diluted - as reported	$1.45	$1.30
Diluted - pro forma	$1.40	$1.24

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and stock warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. Specifically, if it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity's share price, a nonpublic entity is required to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of its share price. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for (a) public entities that do not file as small business issuers--as of the beginning of the first interim or annual reporting period that begins after June 15, 2005; (b) public entities that file as small business issuers--as of the beginning of the first interim or annual reporting period that begins after December 15, 2005; and (c) nonpublic entities--as of the beginning of the first annual reporting period that begins after December 15, 2005. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available-for-Sale
December 31, 2004:
U.S. Government and agency securities	$7,223,464	$26,757	$(59,988)	$7,190,233
Municipal securities	5,963,715	148,784	(2,304)	6,110,195
Mortgage-backed securities	478,345	2,835	-	481,180
	$13,665,524	$178,376	$(62,292)	$13,781,608

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available-for-Sale
December 31, 2003:
U.S. Government and agency securities	$4,502,459	$44,138	$(49,878)	$4,496,719
Municipal securities	5,695,402	69,616	(52,902)	5,712,116
Mortgage-backed securities	770,354	2,282	-	772,636
	$10,968,215	$116,036	$(102,780)	$10,981,471

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, no debt securities have unrealized losses with aggregate depreciation of 5% from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies has occurred, and industry analysts' reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Securities with a carrying value of $5,902,449 and $4,655,713 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

No security sales occurred during 2004. Gross gains of $27,066 were realized on sales of securities available-for-sale for the year ended December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.
	Securities Available-for-Sale
	Amortized Cost	Fair Value

Due from one to five years	$1,822,562	$1,835,327
Due from five to ten years	2,984,510	3,005,465
Due after ten years	8,380,107	8,459,636
Mortgage-backed securities	478,345	481,180
	$13,665,524	$13,781,608

Restricted equity securities consist of the following:
December 31,
2004	2003
2	Federal Home Loan Bank stock	$1,181,200	$775,500
3	Federal Reserve Bank stock	318,900	318,900
5	Other correspondent bank stock	112,709	112,709
13	Trust preferred securities	93,000	93,000
14
15		$1,705,809	$1,300,109

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2004, all unrealized losses in the securities portfolio were for debt securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004.
	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2004:
U.S. Government and federal agencies	$36,649	$3,459,219	$23,339	$972,188
State and municipal securities	2,304	271,023	-	-
Mortgage-backed securities	-	-	-	-
Total debt securities	38,953	3,730,242	23,339	972,188
Equity securities	-	-	-	-
Total securities	$38,953	$3,730,242	$23,339	$972,188

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.
	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2003:
U.S. Government and federal agencies	$49,878	$1,945,313	$-	-
State and municipal securities	52,902	2,990,489	-	-
Mortgage-backed securities	-	-	-	-
Total debt securities	102,780	4,935,802	-	-
Equity securities	-	-	-	-
Total securities	$102,780	$4,935,802	$-	$-

NOTE 3. LOANS

The composition of loans is summarized as follows:

		December 31,
		2004	2003
1	Commercial, financial and agricultural	$16,564,965	$11,106,300
2	Real estate -- construction	26,352,755	21,521,683
3	Real estate --mortgage	106,870,199	97,263,017
4	Consumer, installment and other	17,866,421	8,683,720
5		167,654,340	138,574,720
5	Unearned income	(321,445)	(317,960)
5	Allowance for loan losses	(2,258,994)	(1,866,467)
5	Loans, net	165,073,901	$136,390,293

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003
Balance, beginning of year	$1,866,467	$1,470,899
Provision for loan losses	732,380	495,306
Loans charged off	(358,704)	(136,301)
Recoveries of loans previously charged off	18,851	36,563
Balance, end of year	$2,258,994	$1,866,467

The following is a summary of information pertaining to impaired loans:
	As of and for the Years Ended December 31,
	2004	2003

Impaired loans without a valuation allowance	$-	$1,007,289
Impaired loans with a valuation allowance	458,778	69,624
Total impaired loans	$458,778	$1,076,913
Valuation allowance related to impaired loans	$46,403	$22,140
Average investment in impaired loans	$799,651	$786,057

Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2004 and 2003. Loans on nonaccrual status amounted to approximately $456,577 and $725,877 at December 31, 2004 and 2003, respectively. Loans past due ninety days or more and still accruing interest were approximately $2,000 and $351,000 at December 31, 2004 and 2003, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:
Balance, beginning of year	$1,065,556
Advances	1,160,225
Repayments	428,165
Balance, end of year	$1,797,616

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

		December 31,
		2004	2003
1	Land	$2,999,464	$1,472,199
2	Buildings, including construction in process	4,592,847	3,013,281
3	Leasehold improvements	60,920	60,920
4	Equipment	1,897,469	1,598,961
5		9,550,700	6,145,361
6	Accumulated depreciation	(1,459,851)	(1,152,587)
7		$8,090,849	$4,992,774

The Company leased a temporary facility for its Rome, Georgia branch until completion of the permanent facility in late 2004. The Company also leases office space in Calhoun, Georgia on an annual basis for a loan production office. Total rental expense incurred for these leased facilities for the years ended December 31, 2004 and 2003 was $54,106 and $56,775, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $34,456,186 and $45,736,809, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$49,356,703
2006	19,523,073
2007	5,645,929
2008	8,351,401
2009	1,193,655
$84,070,761

The Company had brokered certificates of deposit at December 31, 2004 and 2003 of $23,316,051 and $34,141,502, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

		December 31,
		2004	2003
3
7	Federal Home Loan Bank advances with interest payable at various intervals with interest rates ranging from 1.98% to 3.09%, due at various maturity dates between January 14, 2005 and September 16, 2009.	$19,150,000	$11,009,000

Contractual maturities of other borrowings as of December 31, 2004 are as follows:

2005	$3,900,000
2006	900,000
2007	900,000
2008	450,000
2009	13,000,000
$19,150,000

The advance is collateralized by a blanket lien on the Company's 1-4 family mortgage and home equity loans. The loans pledged as collateral had an approximate carrying amount of $40,365,000 as of December 31, 2004.

NOTE 7. GUARANTEED SUBORDINATED DEBENTURES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after December 17, 2008. The sole assets of the guarantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the "Debentures") held by the grantor trust. The debentures have the same interest rate (three month LIBOR plus 2.95%, floating) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the "Preferred Securities Guarantee"). The Preferred Securities Guarantee, when taken together with the Company's other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

The trust preferred securities and the related debentures were issued on December 18, 2003. Distributions on the trust preferred securities are paid quarterly. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of Debentures outstanding at December 31, 2004 was $3,093,000. Certain issue costs have been deferred and recorded in other assets in the accompanying balance sheet. The issue costs are being amortized over the initial five year period until the first call date. The remaining outstanding balance of the unamortized issue costs at December 31, 2004 and 2003 was $57,773 and $72,521, respectively, and is included in other assets.

NOTE 8. STOCK COMPENSATION PLANS

The Company has an incentive stock option plan and has reserved 195,410 shares of common stock for issuance to key employees and directors. Options are granted at the fair value of the Company's common stock on the date of grant and expire ten years from the effective date of the grant. The options vest at a rate of 20% per year.

Other pertinent information related to the options is as follows:
	Years Ended December 31,
	2004		2003

	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

Under option, beginning of year	84,960	$12.52	89,960	$12.40
Granted	10,000	20.50	-	-
Exercised	-	-	(3,600)	10.33
Terminated	(5,000)	-	(1,400)	-
Under option, end of year	89,960	13.36	84,960	12.52

Exercisable, end of year	67,910	11.89	53,968	11.68

Weighted-average fair value of
options granted during the year	$ 7.65		$ -

Information pertaining to options outstanding at December 31, 2004 is as follows:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$10 - $15	47,960	4 years	$10.10	47,710	$10.08
$16	32,000	7 years	16.00	19,200	16.00
$19 - $22	10,000	10 years	20.50	1,000	19.00

In 1998, the Company granted 140,000 common stock warrants to its initial directors. The warrants are exercisable at a price of $10 per share and are fully vested. The warrants expire ten years from date of grant and have a weighted average remaining contractual life of four years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
	Years Ended December 31,
	2004	2003

Dividend yield	0.00%	N/A
Expected life	10 years	N/A
Expected volatility	1.00%	N/A
Risk-free interest rate	3.60%	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. OTHER EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employee Stock Ownership Plan

In 2002, the Company established a leveraged Employee Stock Ownership Plan with 401-k provisions (KSOP) for the benefit of employees who meet certain eligibility requirements, subject to IRS limits. Contributions to the KSOP are determined by the Board of Directors of the Company taking in to consideration the financial condition and fiscal requirements of the Company and such other factors as the Board of Directors may deem pertinent and applicable under the circumstances. The Company made no contributions to the KSOP for the years ended December 31, 2004 and December 31, 2003. The KSOP also has no debt as of December 31, 2004 and December 31, 2003. The KSOP owned 4,098 shares of the Company's common stock as of December 31, 2004 and 2003, which were purchased solely from employee contributions to the KSOP.

In accordance with the KSOP, the Company is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of termination. The purchase price of the common stock would be based on the fair market value of the Company's common stock as of the annual valuation date, which precedes the date the put option is exercised. No participant has exercised these rights since the inception of the KSOP, and no significant cash outlay is expected during 2004. However, since the redemption of common stock is outside the control of the Company, the Company's maximum cash obligation based on the approximate market prices of common stock as of the reporting date has been presented outside stockholders' equity. The amount presented as redeemable common stock held by the KSOP in the consolidated balance sheet represents the Company's maximum cash obligation and has been reflected as a reduction of retained earnings.

Deferred Compensation Plan

In 2002, the Company established a deferred compensation plan providing for death and retirement benefits for its directors. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the directors. The balance of the director policy surrender values included in other assets amounted to $192,051 and $126,000 at December 31, 2004 and 2003, respectively. Expense recognized on these director policies amounted to $3,949 and $7,500 for the years ended December 31, 2004 and 2003, respectively. The balance of deferred compensation included in other liabilities at December 31, 2004 and December 31, 2003 amounted to $87,721 and $49,536, respectively. Expense recognized for deferred compensation amounted to $38,185 and $28,640 for the years ended December 31, 2004 and 2003, respectively.

In December 2004, the Company established a deferred compensation plan providing for death and retirement benefits for certain officers. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the directors. The balance of the policy surrender values included in other assets amounted to $1,200,000 at December 31, 2004. The balance of deferred compensation included in other liabilities at December 31, 2004 amounted to $4,380. Expense recognized for deferred compensation amounted to $4,380 for the year ended December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES

Income tax expense consists of the following:
	Years Ended December 31,
	2004	2003

Current	$887,028	$841,426
Deferred	(114,140)	(168,816)
Income tax expense	$772,888	$672,610

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2004	2003

Income taxes at federal statutory rate	$810,348	$692,038
Tax-free interest	(77,645)	(59,746)
State tax expense	47,294	40,777
Other items	(7,109)	(459)
Income tax expense	$772,888	$672,610

The components of deferred income taxes are as follows:
		December 31,
		2004	2003
1	Deferred income tax assets:
2	Loan loss reserves	$768,366	$650,056
5	Loan fees	121,301	119,985
8	Deferred compensation	32,102	18,693
6	Nonaccrual loan interest	24,646	17,467
7		947,415	806,201
10	Deferred income tax liabilities:
11	Depreciation	148,720	121,646
12	Securities available-for-sale	39,468	4,507
13		188,188	126,153
14
15	Net deferred income tax assets	$759,227	$680,048

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

		Years Ended December 31,
		2004	2003
1	Basic Earnings Per Share:
2	Weighted average common shares outstanding	1,013,510	1,010,719
3
4	Net income	$1,610,487	$1,362,795
5
6	Basic earnings per share	$1.59	$1.35
7
8	Diluted Earnings Per Share:
9	Weighted average common shares outstanding	1,013,510	1,010,719
10	Net effect of the assumed exercise of stock
11	options and warrants based on the treasury stock method
12	using average market prices for the year	99,867	88,658
13	Total weighted average common shares and
14	common stock equivalents outstanding	1,113,377	1,099,377
15
16	Net income	$1,610,487	$1,362,795
17
18	Diluted earnings per share	$1.45	$1.24

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2004	2003
Commitments to extend credit	$19,564,000	$15,428,000
Letters of credit	201,000	319,000
	$19,765,000	$15,747,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Other Commitments

As of December 31, 2004, the Company had a commitment to construct an additional banking office in Cartersville, Georgia. As of December 31, 2004, $23,000 of cost had been incurred on the construction project. The building will be completed May 1, 2005. Once all final expenditures are made, the Company expects the total cost of the new facility to be approximately $1,300,000.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. The Company is also involved in other non-recurring legal matters, the ultimate outcome of which has not been determined. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Bartow County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Approximately 90% percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's capital and surplus as defined by the Office of the Comptroller of the Currency (the "OCC"), or approximately $2,645,000. Because of the Company's capital strength, the Company qualifies for the OCC's pilot lending program, which increases the lending limit to approximately $4,409,000.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, dividends of $3,932,000 could be declared without regulatory approval.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 and 2003, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios are presented in the following table:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$20,015	11.77%	$13,604	8.00%	N/A	N/A
Bank	$17,520	10.31%	$13,592	8.00%	$16,990	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$17,888	10.52%	$6,802	4.00%	N/A	N/A
Bank	$15,395	9.06%	$6,796	4.00%	$10,194	6.00%
Tier I Capital to Average Assets:
Consolidated	$17,888	9.22%	$7,759	4.00%	N/A	N/A
Bank	$15,395	7.93%	$7,764	4.00%	$9,705	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$17,996	13.08%	$10,989	8.00%	$	N/A	N/A
Bank	$14,893	10.85%	$10,982	8.00%		$13,728	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$16,278	11.85%	$5,495	4.00%	$	N/A	N/A
Bank	$13,175	9.60%	$5,491	4.00%		$8,237	6.00%
Tier I Capital to Average Assets:
Consolidated	$16,278	10.35%	$6,295	4.00%	$	N/A	N/A
Bank	$13,175	8.39%	$6,291	4.00%		$7,864	5.00%

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of restricted equity securities with no readily determinable fair value approximate fair values.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings: The carrying amounts of variable-rate other borrowings, subordinated debentures and federal funds purchased approximate their fair values. Fair values for fixed-rate other borrowings are estimated using a discounted cash flow calculation that applies interest rates currently being offered on other borrowings with similar terms.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments: Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:
	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash, due from banks,
interest-bearing deposits
in banks, and federal
funds sold	$6,617	$6,617	$2,957	$2,957
Securities available-for-sale	13,782	13,782	10,981	10,981
Restricted equity securities	1,706	1,706	1,300	1,300
Loans	165,074	165,422	136,390	137,440
Accrued interest receivable	914	914	739	739

Financial liabilities:
Deposits	161,410	162,320	129,470	134,930
Other Borrowings	19,150	18,800	16,202	16,391
Accrued interest payable	318	318	395	395

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2004	2003
Data processing	$410,491	$327,129
Advertising	202,795	128,196
Legal fees	173,067	5,841

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Unity Holdings, Inc. as of and for the years ended December 31, 2004 and 2003:

CONDENSED BALANCE SHEETS
	2004	2003
Assets
Cash	$2,376,586	$3,015,041
Investment in subsidiary	15,471,201	13,184,227
Restricted equity securities, at cost	93,000	93,000
Other assets	123,602	87,300

Total assets	$18,064,389	$16,379,568

Redeemable common stock, liabilities and stockholders' equity
Miscellaneous liabilities	$6,467	$-
Redeemable common stock held by KSOP	81,960	73,764
Subordinated debentures	3,093,000	3,093,000
Stockholders' equity	14,882,962	13,212,804

Total redeemable common stock, liabilities and stockholders' equity	$18,064,389	$16,379,568

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)
	CONDENSED STATEMENTS OF INCOME
		2004	2003
	Income
	Interest income on restricted equity securities	$4,143	$-

	Total income	$4,143	$-

1	Expenses, other
	Interest expense on subordinated debentures	$158,994	$-
	Noninterest expense	19,597	17,190

	Total expenses	$178,591	$17,190

6	Loss before income tax benefits and equity in
6	undistributed income of subsidiary	$(174,448)	$(17,190)
6	Income tax benefits	(65,829)	(6,488)
6	Loss before equity in
6	undistributed income of subsidiary	$(108,619)	$(10,702)

8	Equity in undistributed income of subsidiary	1,719,106	1,373,497
9
10	Net income	$1,610,487	$1,362,795

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)
	CONDENSED STATEMENTS OF CASH FLOWS
		2004	2003
1	OPERATING ACTIVITIES
2	Net income	$1,610,487	$1,362,795
3	Adjustments to reconcile net income to net cash
4	provided by operating activities:
6	Equity in undistributed income of subsidiary	(1,719,106)	(1,373,497)
6	Net other operating activities	(29,836)	10,786
9	Net cash provided by (used in) operating activities	(138,455)	84

	INVESTING ACTIVITIES
	Investment in subsidiary	(500,000)	-

9	Net cash used in investing activities	(500,000)	-

10	FINANCING ACTIVITIES
	Proceeds from issuance of subordinated debentures, net	-	2,923,250
23	Proceeds from exercise of stock options	-	37,200
9	Net cash provided by in financing activities	-	2,960,450

24	Net increase (decrease) in cash	(638,455)	2,960,534
25
26	Cash at beginning of year	3,015,041	54,507
27
28	Cash at end of year	$2,376,586	$3,015,041